Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Nine Month Results
Richmond, VA February 7, 2019/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income for the nine months ended on December 31, 2018, of $72.8 million, or $2.87 per diluted share, compared with $75.1 million, or $2.94 per diluted share, for the same period of the prior fiscal year. Those results included certain non-recurring items, detailed in Other Items below, which decreased diluted earnings per share by $0.32 and increased diluted earnings per share by $0.41 for the nine months ended December 31, 2018 and December 31, 2017, respectively. Excluding those non-recurring items, net income and earnings per share increased by $16.2 million and $0.66, respectively, for the nine-month period compared to the prior fiscal year. Operating income of $100.4 million for the nine months ended December 31, 2018, which included restructuring and impairment charges of $19.4 million in Tanzania detailed in Other Items below, decreased by $10.3 million, compared to operating income of $110.7 million for the nine months ended December 31, 2017. Segment operating income was $125.3 million for the nine months ended December 31, 2018, an increase of $8.0 million, compared to segment operating income of $117.3 million for the nine months ended December 31, 2017. Results reflected earnings improvements in the North America and Other Tobacco Operations segments and flat results for the Other Regions segment for the nine months ended December 31, 2018. Consolidated revenues increased by $129.0 million to $1.6 billion for the nine months ended December 31, 2018, compared to the same period in the prior fiscal year, primarily due to higher sales and processing volumes.

For the third fiscal quarter ended December 31, 2018, net income was $28.1 million, or $1.11 per diluted share, compared with net income of $45.4 million, or $1.78 per diluted share, for the prior year’s third fiscal quarter. Those results included certain non-recurring items, detailed in Other Items below, which decreased diluted earnings per share by $0.62 and increased diluted earnings per share by $0.41 for the

-- M O R E --

Universal Corporation

quarters ended December 31, 2018 and December 31, 2017, respectively. Excluding those non-recurring items, net income and earnings per share increased by $9.1 million and $0.36, respectively, for the third fiscal quarter of 2019 compared to the prior year. Operating income for the third quarter of fiscal year 2019, which included restructuring and impairment charges of $19.4 million in Tanzania detailed in Other Items below, decreased to $37.7 million from $59.5 million for the three months ended December 31, 2017. Segment operating income was $62.6 million for the quarter ended December 31, 2018, a decrease of $3.3 million, compared to segment operating income of $65.9 million for the quarter ended December 31, 2017. For the quarter ended December 31, 2018, consolidated revenues decreased by $17.5 million to $636.1 million compared to $653.6 million for the three months ended December 31, 2017, on lower sales prices and a less favorable product mix.

Mr. Freeman stated, “As we have moved into the seasonally stronger back half of our fiscal year, we have continued to perform well. In the nine months ended December 31, 2018, we have increased our volumes and revenues and expanded services to our customers, and we forecast that our volumes for this fiscal year will be higher than the prior year. Our balance sheet also remains strong, and we successfully refinanced our $800 million bank credit agreement in December, which we believe positions us to meet the future financial needs of our business.

“As the leading global leaf supplier, we remain committed to strengthening our market share and investing for growth in our core tobacco business. As we recently announced, we are expanding our leaf purchasing, processing, and grower support services in the Philippines, as part of a new leaf supply arrangement with one of our major customers, who had previously purchased and processed their own tobacco. This arrangement will increase the efficiency of the supply chain in that origin by providing procurement synergies and economies of scale.

“Another aspect of improving efficiencies and reducing costs in the supply chain is ensuring that our operations and footprint support and reflect global market demand for leaf. Customer demand over recent years for tobacco sourced from Tanzania has declined. As a result, we have undertaken a review of the Tanzanian leaf tobacco market and our operations there. The review is ongoing, and we have decided to substantially reduce our permanent workforce and have incurred an impairment charge on certain assets there. This move and the expansion of services in the Philippines are consistent with our continued focus on effective rationalization of global leaf procurement supply chains, appropriate with changes in our customers’ leaf tobacco requirements to maintain strong and stable markets into the future.

“Looking forward, we expect that our fourth quarter shipments will be strong. We are, however, continuing to monitor container and vessel availability, particularly in Brazil, which may shift some shipments into the first quarter of fiscal year 2020.

“As we close out the celebration of our 100th anniversary year, we want to express our sincere thanks to our employees, customers, and investors for their long-standing support. Our mission remains to continue our role as the leading global leaf supplier. We are also focused on our capital allocation strategy that reflects the strength of our balance sheet and demonstrates our commitment to sustainable shareholder value creation.”

-- M O R E --

Universal Corporation

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment decreased by $1.4 million to $96.8 million for the nine months and by $3.6 million to $53.3 million for the quarter ended December 31, 2018, compared with the same periods for fiscal year 2018, as benefits from stronger sales and processing volumes were outweighed by higher selling, general and administrative costs. In both periods, volumes increased in Africa, mainly from higher carryover crop sales and increased burley production volumes there this fiscal year. In South America, lamina volumes declined due to delayed receipt of shipping instructions from customers, while third-party processing volumes increased. Results for Asia reflected higher sales and trading volumes for the nine months ended December 31, 2018, while Europe saw improvements in processing volumes and sheet sales for the period. Selling, general, and administrative costs were higher for the nine months and quarter ended December 31, 2018, primarily from negative foreign currency remeasurement and exchange variances, higher compensation and incentive accruals, higher customer claim costs, partially offset by higher net recoveries on advances to suppliers, compared with the same periods in the prior fiscal year. Revenues for the Other Regions segment of $1.1 billion for the nine months and $483.2 million for the quarter ended December 31, 2018, were up $49.3 million and $8.8 million, respectively, compared to the same period last year, on higher volumes and processing revenues, offset in part by lower prices and a less favorable mix.

NORTH AMERICA:
Operating income for the North America segment of $20.4 million for the nine months and $3.1 million for the quarter ended December 31, 2018, was up by $6.6 million and down by $0.4 million, respectively, compared to the same periods for the prior fiscal year. The improvement in the nine months ended December 31, 2018, was mainly driven by higher carryover crop sales volumes on shipments delayed from the fourth quarter of fiscal 2018 due to reduced transportation availability in the United States. Results for both the nine months and quarter ended December 31, 2018, included higher shipment volumes from Guatemala and Mexico, compared to the same periods in fiscal year 2018. Results for the quarter ended December 31, 2018, were negatively impacted by later processing and shipment timing in the United States compared to the same quarter in the prior fiscal year. Selling, general, and administrative costs for the North America segment for the nine months ended December 31, 2018, were flat, though declined as a percentage of sales, and for the quarter ended December 31, 2018 were up slightly, both compared to the same periods in the prior fiscal year. Revenues for this segment increased by $49.9 million to $261.3 million for the nine months ended December 31, 2018, compared to the same period in the prior fiscal year, on the higher sales volumes and green leaf prices, partly offset by lower processing revenues. For the quarter ended December 31, 2018, revenues for the North America segment were down $21.4 million to $78.0 million on lower sales volumes and processing revenues, partly mitigated by a more favorable sales mix.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income increased by $2.8 million to $8.1 million for the nine months and by $0.8 million to $6.2 million for the quarter ended December 31, 2018, compared with the same periods for the prior fiscal year. In both periods, results for the dark tobacco operations reflected higher sales of wrapper tobacco, and higher processing and other revenues. Those improvements were partly offset by declines in the oriental joint venture on lower sales volumes in the nine months, a less favorable sales mix in the quarter, and the absence of gain on the sale of idle assets compared to last year’s third fiscal quarter, offset in part by favorable currency remeasurement variances in both the nine months and quarter, compared to those periods in fiscal year 2018. Selling, general, and administrative costs for the segment were up for both the nine months and quarter ended December 31, 2018, compared with the same periods

-- M O R E --

Universal Corporation

in the prior fiscal year, as higher value-added tax charges were only partly offset by favorable currency remeasurement comparisons. Revenues for the segment increased by $29.8 million to $204.9 million for the nine months ended December 31, 2018, compared to the same period in the prior fiscal year, largely as a result of the higher wrapper tobacco sales volumes and increased processing and other revenues. For the quarter ended December 31, 2018, revenues for the segment decreased by $4.8 million to $74.9 million mainly on lower sales volumes from the timing of shipments of oriental tobaccos into the United States.

OTHER ITEMS:
Cost of goods sold increased by 8% to $1.3 billion for the nine months and decreased by 4% to $0.5 billion for the quarter ended December 31, 2018, respectively, both compared with the same periods in the prior fiscal year, and consistent with similar percentage changes in revenues. The decline in the third quarter of fiscal 2019 also reflected a higher mix of by-products. Selling, general, and administrative costs for the nine months ended December 31, 2018, increased by $22.5 million to $167.2 million, mainly driven by negative foreign currency remeasurement and exchange variances of about $9 million, primarily in Africa, Europe, and South America, higher compensation and incentive accruals, and higher value-added tax charges, partly offset by higher net recoveries on advances to suppliers, compared with the same period in the prior year. Selling, general, and administrative costs were up $9.3 million for the three months ended December 31, 2018, compared to the same period in the prior year, on higher compensation and incentive accruals and higher value-added tax charges.

For the nine months ended December 31, 2018, the Company’s consolidated effective income tax rate on pretax earnings was 19%. For the three months ended December 31, 2018, the effective income tax rate was 20%. Income tax expense for the nine months includes a $7.8 million ($0.30 per diluted share) benefit from reversing a portion of a liability previously recorded for dividend withholding taxes on the cumulative retained earnings of a foreign subsidiary. Without the dividend withholding tax reversal, the consolidated effective income tax rate would have been 27%. The effective tax rates for both the quarter and nine months ended December 31, 2018 include the benefit of various tax planning opportunities, as well as the net effect of items accounted for on a discrete basis in the respective reporting periods. For the nine months and quarter ended December 31, 2017, the Company’s consolidated effective income tax rates were 24% and 19%, respectively. Income tax expense for those periods included a one-time reduction of $10.5 million ($0.41 per diluted share) from the enactment of major changes to U.S. corporate income tax law in December 2017. Excluding that reduction, the effective tax rates for the nine months and quarter ended December 31, 2017, would have been 34% and 36%, respectively.

Results for the nine months and third fiscal quarter ended December 31, 2018, included restructuring and impairment charges of $19.4 million ($0.62 per diluted share) recorded to reflect the cost of workforce reductions and impairment in the carrying value of property, plant, and equipment assets as a result of changes in the Company’s business in Tanzania. Please see Note 4 to the attached financial statements for more details.

On December 20, 2018, we entered into a new bank credit agreement that replaced our existing bank credit agreement dated December 30, 2014. The terms of the new agreement are substantially similar to the terms of the prior agreement, and like the prior agreement, the new agreement established a five-year committed revolving credit facility of $430 million, a funded $150 million five-year term loan, and a funded $220 million seven-year term loan. The new revolving credit facility replaced a $430 million revolving credit facility that would have matured in December 2019 and a $150 million five-year term loan and a $220 million seven-year term loan that would have matured in December 2019 and December 2021, respectively. The financial covenants under the new revolving credit facility are substantially similar to those of the previous facility and require us to maintain certain levels of tangible net worth and leverage. Under applicable

-- M O R E --

Universal Corporation

accounting guidance, a significant portion of the replacement of the term loans was accounted for as a debt modification rather than a debt extinguishment.

-- M O R E --

Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; changes in the U.S. federal income tax rates and legislation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

At 5:00 p.m. (Eastern Time) on February 7, 2019, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 7, 2019. A taped replay of the call will be available through February 21, 2019, by dialing (855) 859-2056. The confirmation number to access the replay is 2691856.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2018, were $2.0 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$636,107	$653,581	$1,555,430	$1,426,451
Costs and expenses
Cost of goods sold	520,677	545,063	1,268,319	1,171,000
Selling, general and administrative expenses	58,302	49,017	167,244	144,768
Restructuring and impairment costs	19,447	—	19,447	—
Operating income	37,681	59,501	100,420	110,683
Equity in pretax earnings of unconsolidated affiliates	5,512	6,404	5,437	6,636
Other non-operating income (expense)	163	178	549	526
Interest income	233	166	1,044	1,362
Interest expense	4,732	4,020	13,274	11,916
Income before income taxes and other items	38,857	62,229	94,176	107,291
Income taxes	7,768	12,010	17,734	25,445
Net income	31,089	50,219	76,442	81,846
Less: net income attributable to noncontrolling interests in subsidiaries	(2,954)	(4,819)	(3,682)	(6,702)
Net income attributable to Universal Corporation	28,135	45,400	72,760	75,144

Earnings per share:
Basic	$1.12	$1.80	$2.90	$2.97
Diluted	$1.11	$1.78	$2.87	$2.94

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2018	2017	2018
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$138,358	$146,578	$234,128
Accounts receivable, net	336,564	347,175	377,119
Advances to suppliers, net	98,942	108,952	122,786
Accounts receivable—unconsolidated affiliates	77,543	1,799	2,040
Inventories—at lower of cost or net realizable value:
Tobacco	867,181	796,165	679,428
Other	74,360	69,687	69,301
Prepaid income taxes	21,170	14,459	16,032
Other current assets	70,309	92,959	88,209
Total current assets	1,684,427	1,577,774	1,589,043

Property, plant and equipment
Land	23,018	22,885	23,180
Buildings	253,150	269,670	271,757
Machinery and equipment	603,752	621,051	634,660
	879,920	913,606	929,597
Less accumulated depreciation	(572,634)	(596,722)	(605,803)
	307,286	316,884	323,794
Other assets
Goodwill and other intangibles	98,008	98,981	98,927
Investments in unconsolidated affiliates	80,558	86,246	89,302
Deferred income taxes	13,959	21,049	17,118
Other noncurrent assets	44,378	49,033	50,448
	236,903	255,309	255,795

Total assets	$2,228,616	$2,149,967	$2,168,632

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2018	2017	2018
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$129,316	$50,804	$45,421
Accounts payable and accrued expenses	144,107	138,161	163,763
Accounts payable—unconsolidated affiliates	1,470	16,184	16,072
Customer advances and deposits	56,355	23,939	7,021
Accrued compensation	23,989	19,387	27,886
Income taxes payable	3,090	8,052	7,557
Current portion of long-term debt	—	—	—
Total current liabilities	358,327	256,527	267,720

Long-term debt	368,438	368,998	369,086
Pensions and other postretirement benefits	41,601	74,577	64,843
Other long-term liabilities	38,467	47,289	45,955
Deferred income taxes	32,000	31,903	35,726
Total liabilities	838,833	779,294	783,330

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,968,799 shares issued and outstanding (25,114,349 at December 31, 2017, and 24,930,725 at March 31, 2018)	326,323	321,832	321,559
Retained earnings	1,093,829	1,058,556	1,080,934
Accumulated other comprehensive loss	(75,667)	(55,444)	(60,064)
Total Universal Corporation shareholders' equity	1,344,485	1,324,944	1,342,429
Noncontrolling interests in subsidiaries	45,298	45,729	42,873
Total shareholders' equity	1,389,783	1,370,673	1,385,302

Total liabilities and shareholders' equity	$2,228,616	$2,149,967	$2,168,632

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2018	2017
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$76,442	$81,846
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	27,651	26,106
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(3,045)	4,375
Foreign currency remeasurement (gain) loss, net	1,790	(3,430)
Deferred income taxes	(5,471)	(18,967)
Restructuring and impairment costs, net of payments	18,685	—
Other, net	12,283	12,131
Changes in operating assets and liabilities, net	(225,648)	(151,429)
Net cash used by operating activities	(97,313)	(49,368)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(28,370)	(23,567)
Proceeds from sale of property, plant and equipment	1,377	5,072
Other	2,000	(550)
Net cash used by investing activities	(24,993)	(19,045)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	85,893	(12,195)
Issuance of long-term debt	41,147	—
Repayment of long-term debt	(41,147)	—
Dividends paid to noncontrolling interests	(1,260)	(1,260)
Repurchase of common stock	(1,443)	(12,639)
Dividends paid on common stock	(51,156)	(40,886)
Debt issuance costs and other	(4,946)	(2,828)
Net cash provided (used) by financing activities	27,088	(69,808)

Effect of exchange rate changes on cash	(552)	806
Net decrease in cash and cash equivalents	(95,770)	(137,415)
Cash and cash equivalents at beginning of year	234,128	283,993

Cash and cash equivalents at end of period	$138,358	$146,578
See accompanying notes.

-- M O R E --

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data)	2018	2017	2018	2017

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$28,135	$45,400	$72,760	$75,144

Denominator for basic earnings per share
Weighted average shares outstanding	25,162,268	25,230,336	25,126,595	25,323,796

Basic earnings per share	$1.12	$1.80	$2.90	$2.97

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	28,135	45,400	72,760	75,144

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,162,268	25,230,336	25,126,595	25,323,796
Effect of dilutive securities
Employee share-based awards	203,498	230,073	202,878	222,274
Denominator for diluted earnings per share	25,365,766	25,460,409	25,329,473	25,546,070

Diluted earnings per share	$1.11	$1.78	$2.87	$2.94

-- M O R E --

Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings (loss) of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2018	2017	2018	2017

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$78,009	$99,452	$261,347	$211,444
Other Regions (1)	483,161	474,351	1,089,180	1,039,927
Subtotal	561,170	573,803	1,350,527	1,251,371
Other Tobacco Operations (2)	74,937	79,778	204,903	175,080
Consolidated sales and other operating revenue	$636,107	$653,581	$1,555,430	$1,426,451

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$3,147	$3,588	$20,395	$13,784
Other Regions (1)	53,283	56,895	96,828	98,225
Subtotal	56,430	60,483	117,223	112,009
Other Tobacco Operations (2)	6,210	5,422	8,081	5,310
Segment operating income	62,640	65,905	125,304	117,319
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(5,512)	(6,404)	(5,437)	(6,636)
Restructuring and impairment costs (4)	(19,447)	—	(19,447)	—
Consolidated operating income	$37,681	$59,501	$100,420	$110,683

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

-- M O R E --

Universal Corporation

NOTE 5.   RESTRUCTURING AND IMPAIRMENT COSTS

Universal began sourcing tobacco from Tanzania through third parties in the 1950’s. As the country became a more significant and important origin for tobacco exports, the Company established an operating subsidiary there in 1968 to enable direct procurement and, in 1997, acquired the only leaf tobacco processing facility in the country at that time through a government privatization initiative. Significant investments were made to upgrade, expand, and modernize the processing facility over the years following that acquisition. The expansion of the Company’s buying operations and the factory investments were instrumental in promoting and accommodating significant growth in Tanzanian tobacco production. Total production peaked in 2011, but has since declined more than 60%, reflecting reduced customer demand for the leaf styles grown in Tanzania, primarily due to increased costs and prices for those tobaccos in the field relative to other markets, together with declining global tobacco consumption and initiatives by major multinational cigarette manufacturers to streamline their supply chains. Given the decline in customer demand over recent crop years, as well as regulatory, tax, and other business and operating considerations, the Company undertook a formal review of the Tanzania leaf tobacco market and its operations there in the third quarter. Based on that review, which is still in process at this time, the Company’s operating subsidiaries in Tanzania have taken specific steps to reduce operating costs going into the upcoming crop year, including actions currently being implemented to substantially discontinue a year-round workforce. As a result of that initiative, the subsidiaries have paid or will pay termination benefits totaling approximately $4.0 million to employees whose permanent positions are being eliminated. The total initiative is expected to be completed and all termination benefits paid before the end of February 2019. The subsidiaries will hire employees on a seasonal basis to handle the buying, processing, and shipment of the upcoming crop. The Company recorded the full $4.0 million cost of the termination benefits as a restructuring charge in the quarter ended December 31, 2018.
In addition to the actions being taken with respect to the workforce in Tanzania, based on its review, the Company determined that indicators of impairment in the carrying value of the property, plant and equipment comprising the Tanzania operations were present at December 31, 2018, due to the estimated decrease in production volumes, profitability, and net cash flows for the upcoming crop year, expected further reductions in subsequent crop years, and increased prospects for discontinuing processing operations or potentially exiting the Tanzania market entirely within the next several years. Accordingly, based on the applicable accounting guidance, the Company tested the recoverability of those long-lived assets using undiscounted estimates of the future cash flows from the use of those assets and their eventual disposition. The property, plant and equipment was evaluated for recoverability using two distinct asset groups: (1) the land, building, and equipment comprising the processing facility, and (2) all remaining assets, which are substantially devoted to buying and receiving delivery of unprocessed leaf from farmers and marketing and shipping the processed tobacco to customers. The recoverability tests indicated that both asset groups were impaired at December 31, 2018. As a result, the Company determined the fair value of each asset group based principally on a probability-weighting of the discounted cash flows expected under multiple operating and disposition scenarios. An impairment charge of approximately $14.6 million was recorded to reduce the carrying value of the assets to their indicated fair values. All of the property, plant and equipment assets will continue to be used in buying, processing, and shipping the upcoming crop, and they remain classified as “held and used” at this time as provided for under the accounting guidance. The Company has not concluded its review of the Tanzanian operations, and no decisions have been made with respect to operations following the upcoming crop year. Should the expected cash flows from future use and/or disposition of the assets change from the estimates on which their fair values were determined, additional impairment charges could be required, or gains or losses on any disposition of the assets could be recorded. In addition to the property, plant and equipment, the Company had goodwill related to the Tanzanian operations of approximately $0.9 million which was separately tested for recoverability and fully written off based on the results of that test.
A summary of the restructuring and impairment costs recorded in the quarter ended December 31, 2018 related to the Company’s operations in Tanzania is as follows:

(in thousands, except share and per share data)	Three Months Ended December 31, 2018

Restructuring costs:
Employee termination benefits	$3,974
Impairment costs:
Property, plant and equipment	14,584
Goodwill	889
15,473
Total restructuring and impairment costs	$19,447

-- M O R E --

Universal Corporation

The Tanzania operations are part of the Other Regions reportable operating segment within the Company’s flue-cured and burley leaf tobacco operations. The Company expects to realize an income tax benefit on the charge that is less than the benefit determined at the statutory tax rate in Tanzania, primarily because the reduced profitability of the operations is expected to limit utilization of the charge as a deductible expense in the current and future years’ tax returns. For the quarter and nine months ended December 31, 2018, the restructuring and impairment costs reduced operating income and income before income taxes by $19.4 million, net income attributable to Universal Corporation by $15.8 million, and diluted earnings per share by $0.62.
A reconciliation of the liability for termination benefits through December 31, 2018 is as follows:

(in thousands, except share and per share data)	Three Months Ended December 31, 2018

Costs charged to expense	$3,974
Payments	(734)
Balance at December 31, 2018	$3,240

###